JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated April 6, 2026

6-Year SX5E/SPX/RTY Jump Securities with Auto-Callable Feature, with 1-Year Initial Non-Call Period

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying indices:	EURO STOXX 50® Index (Bloomberg ticker: SX5E Index) (the “SX5E Index”), S&P 500® Index (Bloomberg ticker: SPX Index) (the “SPX Index”) and Russell 2000® Index (Bloomberg ticker: RTY Index) (the “RTY Index”) (each, an “underlying index”)
Automatic early redemption:	If, on any of the determination dates (other than the final determination date), the closing level of each underlying index is greater than or equal to its initial index value, the securities will be automatically redeemed for a cash payment equal to the early redemption payment payable on the applicable redemption date.
Early redemption payment:

The early redemption payment will be an amount equal to the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of at least approximately 13.20% per annum (or at least 13.20% for the first determination date and increasing by at least 3.30% for each subsequent determination date), as follows:

1st determination date:	at least $1,132.00
2nd determination date:	at least $1,165.00
3rd determination date:	at least $1,198.00
4th determination date:	at least $1,231.00
5th determination date:	at least $1,264.00
6th determination date:	at least $1,297.00
7th determination date:	at least $1,330.00
8th determination date:	at least $1,363.00
9th determination date:	at least $1,396.00
10th determination date:	at least $1,429.00
11th determination date:	at least $1,462.00
12th determination date:	at least $1,495.00
13th determination date:	at least $1,528.00
14th determination date:	at least $1,561.00
15th determination date:	at least $1,594.00
16th determination date:	at least $1,627.00
17th determination date:	at least $1,660.00
18th determination date:	at least $1,693.00
19th determination date:	at least $1,726.00
20th determination date:	at least $1,759.00
The actual early redemption payment with respect to each applicable determination date will be provided in the pricing supplement. No further payments will be made on the securities once they have been redeemed.
Payment at maturity:	• If the final index value of each underlying index is greater than or equal to its initial index value:	the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of at least approximately 13.20% per annum, or at least $1,792.00. The actual maturity redemption payment will be provided in the pricing supplement.
	• If the final index value of any underlying index is less than its initial index value, but the final index value of each underlying index is greater than or equal to its downside threshold level:	the stated principal amount
• If the final index value of any underlying index is less than its downside threshold level:

(i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount and could be zero.

Downside threshold level:	With respect to each underlying index, 75% of its initial index value
Initial index value:	With respect to each underlying index, its closing level on the pricing date
Final index value:	With respect to each underlying index, its closing level on the final determination date
Worst performing underlying index:	The underlying index with the worst index performance factor
Index performance factor:	With respect to each underlying index, its final index value divided by its initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be April 10, 2026
Original issue date (settlement date):	3 business days after the pricing date
Determination dates†:	April 19, 2027, July 12, 2027, October 11, 2027, January 10, 2028, April 10, 2028, July 10, 2028, October 10, 2028, January 10, 2029, April 10, 2029, July 10, 2029, October 10, 2029, January 10, 2030, April 10, 2030, July 10, 2030, October 10, 2030, January 10, 2031, April 10, 2031, July 10, 2031, October 10, 2031, January 12, 2032 and April 12, 2032 (the final determination date)
Redemption dates†:	April 22, 2027, July 15, 2027, October 14, 2027, January 13, 2028, April 13, 2028, July 13, 2028, October 13, 2028, January 16, 2029, April 13, 2029, July 13, 2029, October 15, 2029, January 15, 2030, April 15, 2030, July 15, 2030, October 16, 2030, January 15, 2031, April 17, 2031, July 15, 2031, October 16, 2031, January 15, 2032 and the maturity date
Maturity date†:	April 15, 2032
CUSIP / ISIN:	46660RV43 / US46660RV437
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 19617/000121390026040502/ea0285298-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Hypothetical Payout at Maturity
Change in Worst Performing Underlying Index	Payment at Maturity
90.00%	$1,792.00
80.00%	$1,792.00
79.20%	$1,792.00
65.00%	$1,792.00
40.00%	$1,792.00
30.00%	$1,792.00
20.00%	$1,792.00
10.00%	$1,792.00
5.00%	$1,792.00
0.00%	$1,792.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-25.01%	$749.90
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

JPMorgan Chase Financial Company LLC

6-Year SX5E/SPX/RTY Jump Securities with Auto-Callable Feature, with 1-Year Initial Non-Call Period

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	The appreciation potential of the securities is limited.
▪	You are exposed to the price risk of each underlying index.
▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no early redemption payment or maturity redemption payment and sustaining a significant loss on your investment than if the securities were linked to just one underlying index.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Investors will not participate in any appreciation of any underlying index.
▪	Early redemption risk.
▪	Secondary trading may be limited.
▪	We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Indices

▪	JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.
▪	Investing in the securities is not equivalent to investing in any underlying index.
▪	Adjustments to any underlying index could adversely affect the value of the securities.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index.
▪	The securities are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index.
▪	An investment in the securities is subject to risks associated with small capitalization stocks with respect to the RTY Index.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.